Exhibit 4.38

Smart Office Platform Research and Development Technical Service Agreement

Party A: [Name of a subsidiary of New Oriental China]

Party B: Beijing Joy Tend Technology Co. Ltd.

(1)	WHEREAS, Party A, a private school in China engaged in providing language training and relevant courses, needs Party B to provide it the research and development technical service of Smart Office Platform; and

(2)	WHEREAS, Party B, a wholly foreign owned enterprise duly organized and existing under PRC law, owns considerable ability in software development and technical service, and possesses experience of the business associated therewith.

NOW, THEREFORE, through friendly negotiation and on the principle of equality and mutual benefit, to the research and development technical service of Smart Office Platform provided by Party B to Party A and the payments made by Party A for using Smart Office Platform under this Agreement, Parties hereby agree as follows.

1.	General Rules

1.1	“Smart Office Platform” means the Smart Office Platform researched and developed on the basis of “Joy Tend Smart Office Platform Software V1.0” by Party B according to Party A’s requirements, and used legally by Party A within the agreed scope (the “System”).

1.2	Responsibility of system development: under the premise of acquaintance to the business procedure of Party A, Party B shall organize professional staff to develop the System in accordance with the business and function demands of Party A. Without written consent of Party A, Party B shall not assign the System development responsibility to any third party, in whole or in part.

1.3	System development term: upon the effectiveness of this Agreement, Party B shall fully complete the design and compilation of the System no later than [date]. Party B shall fully finish the installment and adjustment, accept the checking and acceptance by Party A or the institution appointed by Party A no later than [date]; Party B shall assume unconditional obligations of amendment, upgrading or correction obligations in system functional defect, security defect and interface defect, if such defect still exists after the checking and acceptance.

1.4	Maintenance of the System and training: Party B shall be responsible for providing training to Party A’s staff on the installation, use, daily maintenance and malfunction check of the System. Party B shall provide maintenance service to deal with the System’s malfunctions in the using process by Party A.

1.5	Technical service fees: means the sum of fees to be paid by Party A to Party B pursuant to Article 8.2 of this Agreement for the use of the System and the subsequent technical support and system upgrading services.

2.	System Function

2.1	Under the premise of profound consultation between Party A and Party B, Party A is responsible for communicating its demands to Party B, and Party B is responsible for realizing system functions.

2.2	Final confirmation of system function shall be set forth in the written documents attached to this Agreement as an annex, which has legal effect together with this Agreement.

2.3	After the System has been checked, accepted and used normally by Party A, Party B may upgrade or expand the System under Party A’s commission for business expansion and alternation of Party A.

3.	System Defect

3.1	If there is any functional defect or operation interface defect in part after the System has been checked and accepted by Party A, Party A shall inform Party B in writing. Party B shall respond within 12 hours after accepting the notice, and eliminate the impediment unconditionally through amending, upgrading or correcting the program within the period confirmed by both Parties at party B’s own expenses. Party B shall be liable for the damages of Party A thus caused.

3.2	If there is any data security defect existing after the System has been checked and accepted by Party A, Party B shall be liable pursuant to the provision of data security responsibility in Article 7 of this Agreement.

4.	Technical Services

4.1	The core content of the technology service: [chart]

4.2	The circumstances of the technology provided: [chart]

4.3	The way and the content of the technology service:

4.3.1	Party B shall provide Party A technical consulting services, including the regulation and organization of business procedures, and the regulation of the authority to access the System and position responsibility.

4.3.2	Party B shall provide Party A training assessment services, including training on the use of the System and training assessment system; which will be used as a basis for determining whether trainees are qualified for certain positions.

4.3.3	Party B shall provide Party A data services, including original data and methodology; provide data support for marketing purpose and business expansion; provide distant assistance for the completion of Party A’s database.

4.3.4	Party B shall resolve the System malfunction within 24 hours after receiving the notice during the course of normal use, except that the malfunction arises from the System defect which is defined in Article 3 of this Agreement.

4.3.5	Party A shall conduct training of installation, use, daily maintenance, bug detection to at least one person within seven days after the checking and acceptance. Party A shall at least designate one person to attend the training.

4.3.6	Both Parties shall conduct trainings set forth in Article 4.3.5 after the adjustment, upgrade and revision of the System.

5.	Intellectual Property and Source Code

5.1	The system is developed by Party B and both Parties have the right to use the System.

5.2	Party B owns the whole intellectual property rights and the right of authorship of the System.

5.3	Party B possesses all the source codes of the System.

6.	System’s Checking and Acceptance

6.1	System shall be delivered to Party A from Party B for checking and acceptance no later than [date]. In the event that Party B delays in delivery, it shall pay Party A liquidated damages equal to 1% of the contract price per day under this Agreement. In the event of a delay for over 30 days, Party A is entitled to reject acceptance.

6.2	System’s checking and acceptance can be conducted by either Party A or its designated institutions.

6.3	Party A shall appoint its employees to conduct checking and acceptance within seven days upon the delivery by Party B. Checking and acceptance shall be deemed to have been conducted by Party A if Party A fails to complete checking and acceptance within the seven-day period.

6.4	If the checking and acceptance delays or fails to pass, Party A can terminate this Agreement. Party B shall refund payments to Party A and compensate Party A for its losses.

7.	Responsibility of Data Security

7.1	Party B shall ensure the System’s data security of Party A in the course of designing and developing of the System. Responsibilities on system data security include but not limited to preventing illegal encroachment, preventing destruction of the System by computer virus, data recovery and back-up.

7.2	Party B shall not be exempted from its liability for any encroachment to the System resulting from its adopting a third party’s software or hardware in its plan of system data security design.

7.3	If there exists any data security defect after the System has been checked and accepted and such defect results in losses of Party A, within 24 hours upon the receipt of Party A’s notice, Party B shall unconditionally eliminate the impediment, recover the data and amend, upgrade or correct the data security system. Party A reserves the right to claim against Party B for compensation of any and all of its losses.

8.	Payment

8.1	Party A shall pay technical service fees to Party B for the use of the System and subsequent technical support and upgrading services.

8.2	Both Parties agree that the technical service fees under this Agreement is [percentage] of Party A’s monthly revenues. Party B may charge such fees upon the acceptance of the System on [date]. Party B has the right to adjust the fee upon written notice to Party A at any time for any reason. Party A shall accept the adjusted fee in accordance with the Party B’s written notice.

8.3	The calculation basis of fees (revenues) shall be provided by Party A, and Party B reserves the right to check the data provided by Party A.

8.4	Unless otherwise notified by Party B to Party A , the technical service fees under this Agreement shall be paid by Party A quarterly to the bank account designated by Party B, and Party B shall issue formal invoice to Party A.

8.5	Taxes and expenses arising out of the execution and implementation of this Agreement shall be borne by both Parties.

9.	Liability for Breach of Contract

9.1	In the event that Party A assigns the right to use the System provided hereunder to a third party without consent of Party B, Party B is entitled to request Party A to stop infringing acts and indemnify Party B and hold Party B harmless. Party A shall compensate twice of its profit generated from such infringement to Party B, Party B reserves its right to take any legal actions.

9.2	In the event that Party B breaches this Agreement and causes losses and damages to Party A’s teaching operation, Party B shall compensate Party A twice of its losses.

9.3	In the event that Party A fails to pay the fees provided under this Agreement to Party B in time, it shall pay to Party B liquidated damages equal to 0.05% of the overdue payment per day. When overdue for thirty (30) days, Party B shall have the right to terminate this Agreement.

10.	Term and Termination

10.1	The term of this Agreement shall be from [date] to [date], commencing from the date upon being stamped. Unless otherwise notified by Party B to Party A to terminate this Agreement, this Agreement shall be renewed automatically. The number of time and term of renewal shall be unlimited. Party B may terminate this Agreement unilaterally at any time. Without the consent of Party B, Party A shall not terminate this Agreement.

10.2	Any Party will be deemed breaching of contract if it fails to perform any obligation hereunder; the non-breaching party is entitled to issue a written notice of termination of this Agreement to the breaching party if the breach is not cured or remedied by the breaching party within sixty (60) business days upon the issuance of the written notice, and under such circumstance this Agreement may be terminated thereafter. If the breach is cured within sixty (60) business days upon the issuance of the written notice, this Agreement will remain effective.

11.	Dispute Resolution

11.1	The Parties shall use their best efforts in good faith to amicably settle any dispute arising out of the performance of this Agreement. If the Parties fail to reach a settlement Agreement, any party can submit the disputes to Beijing Arbitration Commission for arbitration in Beijing in accordance with its rules of arbitration in effect. The arbitral award shall be final and binding upon both Parties.

11.2	“Dispute” in this clause means the dispute to the formation, time of formation, interpretation, performance, default liability, and modification, assignment, termination and expiry of this Agreement.

12.	Miscellaneous

12.1	The Parties hereto may enter into supplemental contracts for the matters not mentioned herein through negotiation. Supplemental contracts shall have equal effect to this Agreement.

12.2	Any provision of this Agreement shall be deemed as severable in a jurisdiction where it conflicts to the laws in this jurisdiction. Any unenforceability of a provision in a jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.3	This Agreement together with the documents incorporated hereinto constitutes the full and entire understanding and Agreement among the Parties with regard to the subjects hereof and thereof. Except for those specifically set forth herein or therein, the Parties are not bound by any other conditions, provisions, warranties or representations.

12.4	Any amendments to this Agreement shall be made in written and shall become effect after the signing and stamping by authorized representatives of both Parties. Such amendments shall have the same effect as this Agreement.

12.5	The execution, validity, interpretation, performance, modification, termination and dispute resolution of this Agreement will be governed by PRC laws.

12.6	Party A shall not assign this Agreement, in part or in whole, to any third party without the prior consent of Party B.

12.7	A party’s failure to require the other party to fully and timely perform any provision of this Agreement shall not be deemed as its wavier to require the other party’s performance of this provision at any time thereafter.

12.8	If a force majeure event affects the performance of this Agreement, the affected party shall immediately notify the other Party by means of telegraph, fax or other electronic forms, and shall furnish within fifteen (15) days thereafter sufficient evidence of the occurrence of the force majeure event. According to impact of the force majeure event to the performance of this Agreement, the Parties shall determine whether to terminate this Agreement through negotiation, waive the performance responsibility in part, or postpone the performance.

12.9	Unless otherwise provided under this Agreement, a “day” means a calendar day, and a “business day” means the normal business day of commercial banks in China.

12.10	The annexes of this Agreement shall be considered as an integral part of this Agreement, and have the same effect as this Agreement.

12.11	This Agreement is executed in three originals with each party holding one and the third one being filed with Technology Market.

Each party has caused this Agreement to be effective from the date of [date]:

Party A: [Name of a subsidiary of New Oriental China]

Authorized representative (signature):	/s/ authorized signatory or seal

Party B: Beijing Joy Tend Technology Co. Ltd.

Authorized representative (signature):	/s/ authorized signatory or seal

Schedule of Material Differences

One or more subsidiaries of New Oriental China entered into Smart Office Platform Research and Development Technical Service Agreement using this form. Pursuant to instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with schedule setting forth the material details in which the executed Agreements differ from this form:

Party A	Date of Effectiveness	Fee (% of Party A’s Revenues)

Beijing Haidian District Privately-Funded New Oriental School	2/1/2013	4%

Wuhan New Oriental Training School	3/1/2013	4%

Xi’an Yanta District New Oriental School	2/1/2013	4%

Chongqing New Oriental Training School	2/1/2013	4%

Hangzhou New Oriental School	2/1/2013	4%

Zhengzhou New Oriental Training School	2/1/2013	4%

Suzhou New Oriental School	2/1/2013	4%

Hefei New Oriental Foreign Language Training School	4/1/2013	4%

Nanchang Donghu District New Oriental Language School	4/1/2013	3%

Xiamen Siming District New Oriental Education Training School	2/1/2013	4%

Beijing New Oriental Dogwood Cultural Communications Co., Ltd.	2/1/2013	4%

Changchun Tongwen Gaokao Training School	4/1/2013	4%